Exhibit 99.1

Kura Oncology Reports Second Quarter 2018 Financial Results and Provides Corporate Update

– Update from ongoing Phase 2 trial of tipifarnib in HRAS mutant head and neck squamous cell carcinomas (HNSCC) to be presented at ESMO 2018 –

– Startup activities initiated for upcoming registration-directed trial of tipifarnib in HRAS mutant HNSCC –

– Biomarker-enriched Phase 2 trial of tipifarnib in peripheral T-cell lymphoma (PTCL) actively enrolling, data expected by year end –

– Company believes existing capital resources sufficient to fund current operations through 2021 –

– Management to host webcast and conference call today at 4:30 p.m. ET –

SAN DIEGO, August 6, 2018 – Kura Oncology, Inc., (Nasdaq: KURA) a clinical-stage biopharmaceutical company focused on the development of precision medicines for oncology, today reported second quarter 2018 financial results and provided a corporate update.

“I am very pleased with the continued progress we made over the past quarter, with a particular focus on operational execution,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “We have enhanced our leadership team, improved our ability to screen and identify patients with HRAS mutations, positioned our pipeline to create additional opportunities and strengthened our balance sheet through a successful public offering. We believe the proceeds from this offering along with our existing funds give us the resources to advance our pipeline through a series of potential milestones, including data from a registration-directed trial of our lead drug candidate tipifarnib in HRAS mutant HNSCC.”

Corporate Update

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Updated data from RUN-HN at ESMO – An abstract relating to Kura’s ongoing Phase 2 trial of tipifarnib in HRAS mutant HNSCC has been accepted for oral presentation at the upcoming European Society for Medical Oncology (ESMO) 2018 Congress in Munich in October. The update will also include patients from an exploratory cohort in other HRAS mutant squamous cell carcinomas. Approximately 25 clinical sites are now open for enrollment worldwide and RUN-HN is currently enrolling at a rate of approximately two patients per month.

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Screening collaboration to support enrollment – The company has signed an agreement with OncoDNA, an oncology-focused healthcare technology company based in Belgium, to support patient enrollment for Kura’s ongoing Phase 2 trial of tipifarnib in patients with HRAS mutant HNSCC. OncoDNA provides physicians internationally with next-generation sequencing for HNSCC oncogenic mutations, including HRAS, for patients who may be eligible to enroll in RUN-HN.

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Registration-directed trial anticipated to initiate by year end – Kura has initiated startup activities for its upcoming registration-directed trial of tipifarnib in at least 59 recurrent or metastatic patients with HRAS mutant HNSCC. The company anticipates that the trial will be conducted at approximately 100 clinical sites worldwide and will take approximately two years to enroll. Based on feedback from the U.S. Food and Drug Administration, Kura believes that the single-arm trial, if positive, could support an application for accelerated approval.

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HRAS mutant lung squamous cell carcinoma (LSCC) – An investigator-sponsored trial of tipifarnib in HRAS mutant LSCC has been initiated and is now open for enrollment. The proof-of-concept trial is being conducted in collaboration with the Spanish Lung Cancer Group, a cooperative group consisting of more than 150 public and private oncology centers in Spain.

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Biomarker-enriched data in hematologic malignances – Kura is prospectively investigating the CXCL12 pathway and bone marrow homing as potential biomarkers of activity for tipifarnib in its three ongoing Phase 2 trials in hematologic malignancies. The PTCL trial was the first of the three to begin and is actively enrolling into two cohorts: 1) Patients with angioimmunoblastic T-cell lymphoma (AITL) and 2) patients with PTCL who have the absence of a single nucleotide variation in the 3’ untranslated region of the CXCL12 gene. The company expects to have biomarker-enriched data from PTCL and potentially other indications by the end of 2018.

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Strengthened management team – Kura expanded its leadership team with the additions of Marc Grasso, M.D., and John Farnam. Dr. Grasso will join the company as Chief Financial Officer and Chief Business Officer on August 21, 2018, after 20 years in healthcare investment banking. Mr. Farnam joined Kura in the newly created position of Chief Operating Officer on July 1, 2018, from Celgene Receptos. The company has also added industry veterans Bridget Martell, M.D., and Blake Tomkinson, Ph.D., as Vice Presidents of Clinical Development.

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Public offering of common stock – On July 2, 2018, Kura completed a public offering in which the company sold an aggregate of 4,600,000 shares of common stock at a price of $16.75 per share. Net proceeds from the public offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $74.5 million.

Upcoming Milestones

•	Update from ongoing Phase 2 trial of tipifarnib in HRAS mutant HNSCC at ESMO in October 2018

•	Initiation of registration-directed trial of tipifarnib in HRAS mutant HNSCC by the end of 2018

•	Dosing of first patient in investigator-sponsored study of tipifarnib in HRAS mutant LSCC

•	Biomarker-enriched data from Phase 2 trial of tipifarnib in PTCL by the end of 2018

•	Submission of an investigational new drug application for KO-539, a potent and selective menin-MLL inhibitor, in late 2018 or early 2019

Financial Results

•	Research and development expenses for the second quarter of 2018 were $11.5 million, compared to $5.7 million for the second quarter of 2017.

•	General and administrative expenses for the second quarter of 2018 were $3.8 million, compared to $2.3 million for the second quarter of 2017.

•	Net loss for the second quarter of 2018 was $14.7 million, or $0.45 per share, compared to $7.8 million, or $0.40 per share, for the second quarter of 2017.

•	Cash, cash equivalents and short-term investments totaled $125.9 million as of June 30, 2018, compared with $93.1 million as of December 31, 2017.

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As adjusted for the $74.5 million in net proceeds resulting from the company’s public offering of common stock that closed on July 2, 2018, Kura had, on a pro forma basis, $200.4 million in cash, cash equivalents and short-term investments at June 30, 2018.

•	Management expects that current cash, cash equivalents and short-term investments will be sufficient to fund its current operations through 2021.

Conference Call and Webcast

Kura’s management will host a webcast and conference call today at 4:30 p.m. ET / 1:30 p.m. PT today, August 6, 2018, to discuss the financial results for the second quarter of 2018 and provide a corporate update. The live call may be accessed by dialing (877) 516-3514 for domestic callers and (281) 973-6129 for international callers and entering the conference code: 1588245. A live webcast of the call will be available from the Investors and Media section of the company website at www.kuraoncology.com, and will be archived there for 30 days.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, which is currently being studied in multiple Phase 2 clinical trials in solid tumor and hematologic indications. The company is preparing to initiate a registration-directed trial of tipifarnib in at least 59 recurrent or metastatic patients with HRAS mutant head and neck squamous cell carcinomas later this year. Kura’s pipeline also includes KO-947, an ERK inhibitor, currently in a Phase 1 dose-escalation trial, and KO-539, a menin-MLL inhibitor, currently in preclinical development. For additional information about Kura Oncology, please visit the company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Kura Oncology’s product candidates, tipifarnib, KO-947 and KO-539, progress and expected timing of Kura Oncology’s drug development programs and clinical trials, including the timing of initiation of the AIM-HN trial, and submission of regulatory filings, the presentation of data from clinical trials, plans regarding regulatory filings and future clinical trials, the regulatory approval path for tipifarnib, the strength of Kura Oncology’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura Oncology may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "promise," "potential," "expects," "plans," "anticipates," "intends," "continues," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the company faces, please refer to the company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura Oncology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KURA ONCOLOGY, INC.
Statements of Operations Data
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating Expenses:
Research and development	$11,476	$5,652	$23,042	$11,165
General and administrative	3,800	2,278	7,225	4,418
Total operating expenses	15,276	7,930	30,267	15,583
Other income, net	537	110	924	230
Net loss	$(14,739)	$(7,820)	$(29,343)	$(15,353)
Net loss per share, basic and diluted	$(0.45)	$(0.40)	$(0.91)	$(0.78)
Weighted average number of shares used in computing net loss per share, basic and diluted	32,971	19,789	32,403	19,627

KURA ONCOLOGY, INC.
Balance Sheet Data
(unaudited)
(in thousands)

	June 30,	December 31,
	2018	2017
Cash, cash equivalents and short-term investments	$125,885	$93,145
Working capital	115,955	84,610
Total assets	129,627	95,851
Long-term liabilities	4,650	5,955
Accumulated deficit	(118,633)	(89,290)
Stockholders’ equity	112,397	79,865

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com